Contact:	Arnaldo Galassi Chief Financial Officer VendingData™ Corporation 702-733-7195 agalassi@vendingdata.com	or	Yvonne L. Zappulla Managing Director Wall Street Investor Relations Corp. 212-681-4108 Yvonne@WallStreetIR.com

VendingData™Corporation Will Restate Fiscal 2004 Financial Results and Write-Down All Obsolete Inventory

Adjustments will not result in any present or future cash expenditures

LAS VEGAS, Nevada- (PRNewswire)-November 3, 2005-VendingData™ Corporation (AMEX: VNX), announced that its newly appointed executive management team together with the Company’s audit committee, Board of Directors, and independent auditors concluded that VendingData™ will restate its reported fiscal 2004 financial results, as well as write down all obsolete inventory.

As a result of the company’s examination of its past financial data and reporting practices, it was determined that revenues originally recorded exclusively in fiscal year 2004 were overstated by approximately $2.0 million due to the recognition of revenue in 2004 from four contracts that permitted the return of the goods purchased. The Company expects to reverse the previously recognized revenue in fiscal 2004 attributable to these contracts and make corresponding adjustments to cost of sales and inventory and downward adjustments to its accounts receivable in its financial statements, resulting in additional pre-tax net losses of approximately $1.6 million in fiscal 2004. A portion of this revenue may be recognized in future periods.

VendingData™ also expects to restate its previously reported financial results for fiscal 2004 to reflect a reduction in the value of its inventory by reclassifying approximately $750,000 of labor and overhead costs, previously included in inventory, as selling, general and administrative expenses incurred during fiscal 2004. This reclassification is in addition to the inventory charges attributable to the revenue restatement mentioned above.

In addition, a material charge will also be required in the third quarter of 2005 as a result of a write-down of obsolete inventory. The Company currently expects to take a charge of approximately $2.7 million in the third quarter 2005 to write off inventories of our first-generation Random Ejection Shuffler, which has been replaced by the next generation RandomPlus™ Shuffler, and the SecureDrop product line, which is being discontinued.

Mark Newburg, president and CEO of VendingData™ commented, “It is important to note that these adjustments will not result in any present or future cash expenditures. The revenue adjustments are limited to revenue previously recorded in fiscal 2004 and no adjustments are being made to revenue previously recorded in the first and second quarters of fiscal 2005. The net impact of the restatements will cause a decrease in the amount of inventory and accounts receivables at the end of fiscal 2004, which will of course result in an adjustment to our 2005 balance sheet. A portion of this restated revenue may be recognized in future periods.”

Newburg added, “Since early October, the company’s new management team has achieved appreciable progress for the first time in commercializing the VendingData™ product line and we are working diligently to execute the initiatives we have previously announced. As an example of our recent progress, in the past 15 days we have shipped over 100 RandomPlus™ shuffler units from orders for 300 previously announced on October 5, 2005. We have also installed 120 PokerOne(TM) over the past few months.”

VendingData™ Corporation will hold a conference call tomorrow morning, November 4, 2005 at 9:00 a.m. (ET) to answer questions pertaining to this matter.

Conference Call Details:

Date/Time:	Friday, November 4, 2005—9:00 a.m. (ET)
Telephone Number:	866-277-1184
International Dial-In Number:	617-597-5360
Participant Pass code:	72836677
Internet Access:	www.vendingdata.com or www.streetevents.com

It is recommended that participants phone-in at least 10 minutes before the call is scheduled to begin. A replay of the conference call in its entirety will be available approximately one hour after its completion for 7 days by dialing 888-286-8010 (U.S.), 617-801-6888 (International) and entering the pass code 17521925, and on the Internet at www.streetevents.com.

About VendingData™ Corporation

VendingData™ Corporation is a Las Vegas-based developer, manufacturer and distributor of innovative products for the gaming industry. The company’s products include the Deck Checker™, PokerOne™and Random Ejection Shuffler™ lines, which are installed in various casinos throughout the United States. VendingData™’s newest innovative products include the ChipWasherTM and high-frequency RFID Casino Chips. The company’s customers include mega-gaming corporations such as Caesars Entertainment, MGM Mirage, Station Casinos, and Boyd Gaming as well as major casinos such as The Venetian, Foxwoods Resort Casino and the world’s largest poker room, Commerce Casino. International customers include casinos in Argentina, China, Columbia, Korea, Macau, Malaysia, Peru, United Kingdom, and Uruguay. Visit the VendingData Web site at http://www.vendingdata.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the Company’s ability to obtain capital as and when needed; the success of the transition of the Company’s manufacturing and assembly to China; changes in the level of consumer or commercial acceptance of the Company's existing products and new products as introduced; competitive advances; acceleration and/or deceleration of various product development and roll out schedules; higher than expected manufacturing, service, selling, administrative, product development and/or roll out costs; current and future litigation; regulatory and jurisdictional issues involving VendingData™ Corporation or its products specifically, and for the gaming industry in general; general and casino industry economic conditions; the financial health of the Company's casino and distributor customers both nationally and internationally. For a discussion of these and other factors, which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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